UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 2)*

Under the Securities Exchange Act of 1934

ISTAR INC.

(Name of Issuer)

Common Stock, par value $0.001

(Title of Class of Securities)

45031U101

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-06)

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Investment Master Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Special Opportunities Managed Account, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 290,861 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 290,861 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 290,861 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SOMA Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 290,861 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 290,861 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 290,861 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SOMA Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 290,861 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 290,861 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 290,861 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 290,861 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 290,861 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 290,861 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 290,861 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 290,861 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 290,861 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Centre Street Partnership, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 955,215 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 955,215 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 955,215 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.1%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Centre Street Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 955,215 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 955,215 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 955,215 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.1%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Credit Strategies Master Fund Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,934,527 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,934,527 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,934,527 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 3.4%

12	Type of Reporting Person (See Instructions) CO

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo ST Fund Management LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,934,527 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,934,527 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,934,527 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 3.4%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo ST Operating LP

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,934,527 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,934,527 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,934,527 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 3.4%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo ST Capital LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,934,527 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,934,527 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,934,527 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 3.4%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). ST Management Holdings LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,934,527 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,934,527 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,934,527 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 3.4%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SK Strategic Investments, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 445,688 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 445,688 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 445,688 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SK Strategic Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 445,688 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 445,688 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 445,688 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Spectrum Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 120,895 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 120,895 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 120,895 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Spectrum Advisors, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 120,895 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 120,895 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 120,895 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Spectrum Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 120,895 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 120,895 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 120,895 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Franklin Partnership, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 105,565 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 105,565 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 105,565 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Franklin Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 105,565 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 105,565 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 105,565 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo TR Opportunistic Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 318,437 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 318,437 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 318,437 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.4%

12	Type of Reporting Person (See Instructions) CO

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Total Return Master Fund LP

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 318,437 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 318,437 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 318,437 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.4%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Total Return Management LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 318,437 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 318,437 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 318,437 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.4%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Alternative Credit Long Short Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 30,295 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 30,295 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 30,295 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Alternative Credit Long Short Advisors, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 30,295 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 30,295 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 30,295 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Alternative Credit Long Short Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 30,295 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 30,295 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 30,295 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo A-N Credit Fund (Delaware), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,223,764 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,223,764 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,223,764 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 2.6%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo A-N Credit Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,223,764 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,223,764 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,223,764 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 2.6%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Credit Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 42,479 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 42,479 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Credit Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 42,479 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 42,479 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 7,425,247 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 7,467,726 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,467,726 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 8.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 7,425,247 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 7,467,726 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,467,726 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 8.2%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings II, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 411,756 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 411,756 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 411,756 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings II GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 411,756 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 411,756 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 411,756 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings IX, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 30,295 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 30,295 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 30,295 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings IX GP, Ltd

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 30,295 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 30,295 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 30,295 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) CO

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 7,425,247 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 7,467,726 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,467,726 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 8.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 7,425,247 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 7,467,726 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,467,726 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 8.2%

12	Type of Reporting Person (See Instructions) OO

Item 1.	(a)	Name of Issuer iStar Inc.
	(b)	Address of Issuer’s Principal Executive Offices 1114 Avenue of the Americas, 39th Floor New York, New York 10036

Item 2.	(a)

Name of Person Filing
This statement is filed by (i) Apollo Value Investment Master Fund, L.P. (“Value Master Fund”), (ii) Apollo Value Advisors, L.P. (“Value Advisors”), (iii) Apollo Value Capital Management, LLC (“Value Capital Management”), (iv) Apollo Value Management, L.P. (“Value Management”), (v) Apollo Value Management GP, LLC (“Value Management GP”), (vi) Apollo Special Opportunities Managed Account, L.P. (“SOMA Fund”), (vii) Apollo SOMA Advisors, L.P. (“SOMA Advisors”), (viii) Apollo SOMA Capital Management, LLC (“SOMA Capital Management”), (ix) Apollo SVF Management, L.P. (“SVF Management”), (x) Apollo SVF Management GP, LLC (“SVF Management GP”), (xi) Apollo Centre Street Partnership, L.P. (“Centre Street LP”), (xii) Apollo Centre Street Management, LLC (“Centre Street Management”), (xiii) Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”), (xiv) Apollo ST Fund Management LLC (“ST Management”), (xv) Apollo ST Operating LP (“ST Operating”), (xvi) Apollo ST Capital LLC (“ST Capital”), (xvii) ST Management Holdings LLC (“ST Management Holdings”), (xviii) Apollo SK Strategic Investments, L.P. (“SK Strategic LP”), (xix) Apollo SK Strategic Management, LLC (“SK Strategic Management”), (xx) Apollo Capital Spectrum Fund, L.P. (“Capital Spectrum”), (xxi) Apollo Capital Spectrum Advisors, LLC (“Capital Spectrum Advisors”), (xxii) Apollo Capital Spectrum Management, LLC (“Capital Spectrum Management”), (xxiii) Apollo Franklin Partnership, L.P. (“Apollo Franklin”), (xxiv) Apollo Franklin Management, LLC (“Franklin Management”), (xxv) Apollo TR Opportunistic Ltd. (“TR Opportunistic”), (xxvi) Apollo Total Return Master Fund LP (“TR Master Fund”), (xxvii) Apollo Total Return Management LLC (“TR Management”), (xxviii) Apollo Alternative Credit Long Short Fund, L.P. (“AA Credit LP”), (xix) Apollo Alternative Credit Long Short Advisors, LLC (“AA Credit Advisors”), (xxx) Apollo Alternative Credit Long Short Management, LLC (“AA Credit Management”), (xxxi) Apollo A-N Credit Fund (Delaware), L.P. (“A-N Credit”), (xxxii) Apollo A-N Credit Management, LLC (“A-N Credit Management”), (xxxiii) Apollo Credit Management, LLC (“ACM LLC”), (xxxiv) Apollo Capital Credit Management, LLC (“ACCM LLC”), (xxxv) Apollo Capital Management, L.P. (“Capital Management”), (xxxvi) Apollo Capital Management GP, LLC (“Capital Management GP”), (xxxvii) Apollo Principal Holdings II, L.P. (“Principal II”), (xxxviii) Apollo Principal Holdings II GP, LLC (“Principal II GP”), (xxxix) Apollo Principal Holdings IX, L.P. (“Principal IX”), (xl) Apollo Principal Holdings IX GP, Ltd (“Principal IX GP”), (xli) Apollo Management Holdings, L.P. (“Management Holdings”), and (xlii) Apollo Management Holdings GP, LLC (“Management Holdings GP”).  Value Master Fund, Value Advisors, Value Capital Management, Value Management, Value Management GP, SOMA Fund, SOMA Advisors, SOMA Capital Management, SVF Management, SVF Management GP, Centre Street LP, Centre Street Management, Credit Strategies, ST Management, ST Operating, ST Capital, ST Management Holdings, SK Strategic

LP, SK Strategic Management, Capital Spectrum, Capital Spectrum Advisors, Capital Spectrum Management, Apollo Franklin, Franklin Management, TR Opportunistic, TR Master Fund, TR Management, AA Credit LP, AA Credit Advisors, AA Credit Management, A-N Credit, A-N Credit Management, ACM LLC, ACCM LLC, Capital Management, Capital Management GP, Principal II, Principal II GP, Principal IX, Principal IX GP, Management Holdings and Management Holdings GP are collectively referred to herein as the “Reporting Persons.”  Value Master Fund no longer holds any securities of the Issuer and following this Amendment No. 2 to Schedule 13G, Value Master Fund, Value Advisors, Value Capital Management, Value Management, Value Management GP will no longer be included as Reporting Persons.

SOMA Fund, Centre Street LP, Credit Strategies, SK Strategic LP, Capital Spectrum, Apollo Franklin, TR Opportunistic, AA Credit LP and A-N Credit each hold securities of the Issuer.  Value Advisors serves as the managing general partner of Value Master Fund, and Value Capital Management serves as the general partner of Value Advisors.  Value Management serves as the manager of Value Master Fund, and Value Management GP serves as the general partner of Value Management.  SOMA Advisors serves as the general partner of SOMA Fund, and SOMA Capital Management serves as the general partner of SOMA Advisors.  SVF Management serves as the manager of SOMA Fund, and SVF Management GP serves as the general partner of SVF Management.  Centre Street Management serves as the investment manager for Centre Street LP.  ST Management serves as the investment manager for Credit Strategies.  ST Operating is the sole member of ST Management.  The general partner of ST Operating is ST Capital.  ST Management Holdings is the sole member of ST Capital.  SK Strategic Management serves as the investment manager for SK Strategic LP.  Capital Spectrum Advisors serves as the general partner of Capital Spectrum, and Capital Spectrum Management serves as the investment manager for Capital Spectrum.  Franklin Management serves as the investment manager for Apollo Franklin.  TR Master Fund is the sole shareholder of TR Opportunistic, and TR Management serves as the investment manager for TR Master Fund.  AA Credit Advisors is the general partner of AA Credit LP, and AA Credit Management serves as the investment manager for AA Credit LP.  A-N Credit Management serves as the investment manager for A-N Credit.  ACCM LLC is the sole member and manager of ACM, LLC.

Capital Management serves as the sole member and manager of Value Management GP, SVF Management GP, Centre Street Management, ST Management Holdings, SK Strategic Management, Capital Spectrum Management, Franklin Management, TR Management, AA Credit Management, A-N Credit Management and ACCM LLC.  Capital Management GP serves as the general partner of Capital Management.  Principal II serves as the sole member and manager of Value Capital Management, SOMA Capital Management and Capital Spectrum Advisors, and Principal II GP serves as the general partner of Principal II.  Principal IX is the sole member of AA Credit Advisors, and Principal IX GP is the general partner of Principal IX.  Management Holdings serves as the sole member and manager of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

(b)

Address of Principal Business Office or, if none, Residence
The principal office of Value Master Fund, Credit Strategies, Capital Spectrum, TR Opportunistic and TR Master Fund is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1 1104, Cayman Islands.  The principal office of Principal IX and Principal IX GP is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Street, George Town, Grand Cayman KY1-9005, Cayman Islands.  The principal office of Value Advisors, Value Capital Management, SOMA Fund, SOMA Advisors, SOMA Capital Management, Centre Street LP, Centre Street Management, SK Strategic LP, Capital Spectrum Advisors, Apollo Franklin, AA Credit LP, AA Credit Advisors, AA Credit Management, A-N Credit, Principal II and Principal II GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal office of each of Value Management, Value Management GP, SVF Management, SVF Management GP, ST Management, ST Operating, ST Capital, ST Management Holdings, SK Strategic Management, Capital Spectrum Management, Franklin Management, TR Management, A-N Credit Management, ACM LLC, ACCM LLC, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(c)

Citizenship
Value Advisors, Value Management, SOMA Fund, SOMA Advisors, SVF Management, Centre Street LP, ST Operating, Apollo Franklin, AA Credit LP, A-N Credit, Capital Management, Principal II and Management Holdings are each Delaware limited partnerships.  Value Capital Management, Value Management GP, SOMA Capital Management, SVF Management GP, Centre Street Management, ST Management, ST Capital, ST Management Holdings, SK Strategic Management, Capital Spectrum Advisors, Capital Spectrum Management, Franklin Management, TR Management, AA Credit Advisors, AA Credit Management, A-N Credit Management, ACM LLC, ACCM LLC, Capital Management GP, Principal II GP and Management Holdings GP are each Delaware limited liability companies. Value Master Fund, SK Strategic LP, Capital Spectrum, TR Master Fund and Principal IX are each exempted limited partnerships registered in the Cayman Islands.  Credit Strategies, TR Opportunistic and Principal IX GP are each exempted companies incorporated in the Cayman Islands with limited liability.

	(d)	Title of Class of Securities Common stock, par value $0.001 (the “Common Stock”).
	(e)	CUSIP Number 45031U101

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a: Not applicable.

Item 4.	Ownership.

	(a)	Amount beneficially owned:
		Value Master Fund:	0
		Value Advisors:	0
		Value Capital Management:	0
		Value Management:	0
		Value Management GP:	0
		SOMA Fund:	290,861
		SOMA Advisors:	290,861
		SOMA Capital Management:	290,861
		SVF Management:	290,861
		SVF Management GP:	290,861
		Centre Street LP:	955,215
		Centre Street Management:	955,215
		Credit Strategies:	2,934,527
		ST Management:	2,934,527
		ST Operating:	2,934,527
		ST Capital:	2,934,527
		ST Management Holdings:	2,934,527
		SK Strategic LP:	445,688
		SK Strategic Management:	445,688
		Capital Spectrum:	120,895
		Capital Spectrum Advisors:	120,895
		Capital Spectrum Management:	120,895
		Apollo Franklin:	105,565
		Franklin Management:	105,565
		TR Opportunistic:	318,437
		TR Master Fund:	318,437
		TR Management:	318,437
		AA Credit LP:	30,295
		AA Credit Advisors:	30,295
		AA Credit Management:	30,295
		A-N Credit:	2,223,764
		A-N Credit Management:	2,223,764
		ACM LLC:	42,479
		ACCM LLC:	42,479
		Capital Management:	7,467,726
		Capital Management GP:	7,467,726
		Principal II:	411,756
		Principal II GP:	411,756
		Principal IX:	30,295
		Principal IX GP:	30,295
		Management Holdings:	7,467,726
		Management Holdings GP:	7,467,726

The shares of Common Stock reported as beneficially owned include shares of Common Stock held of record by Credit Strategies and A-N Credit, as well as shares of Common Stock issuable upon conversion of the 1.5% Convertible Senior Notes due 2016, the 3.0% Convertible Senior Notes due 2016 and the

4.5% Series J Cumulative Convertible Perpetual Preferred Stock of the Issuer that are held by SOMA Fund, Centre Street LP, Credit Strategies, SK Strategic LP, Apollo Franklin, TR Opportunistic and AA Credit LP, as applicable.  In addition, the shares of Common Stock reported as beneficially owned include shares of Common Stock subject to call options held by Credit Strategies.

The number of shares reported as beneficially owned by ACM LLC also include 42,479 shares of Common Stock issuable upon conversion of the 3.0% Convertible Senior Notes due 2016 held by Franklin K2 Long Short Credit Fund (“Franklin K2”), for which AMC LLC has the authority to make investment decisions.  These shares of Common Stock are also included in the shares reported as beneficially owned by ACCM LLC, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP.

SOMA Fund, Centre Street LP, Credit Strategies, SK Strategic LP, Capital Spectrum, Apollo Franklin, TR Opportunistic, AA Credit LP and A-N Credit each disclaims beneficial ownership of all shares of the Common Stock included in this report other than the shares of Common Stock held of record by, or issuable upon conversion or exercise of the securities of the Issuer held by, such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.  Value Fund, Value Advisors, Value Capital Management, Value Management, Value Management GP, SOMA Advisors, SOMA Capital Management, SVF Management, SVF Management GP, Centre Street Management, ST Management, ST Operating, ST Capital, ST Management Holdings, SK Strategic Management, Capital Spectrum Advisors, Capital Spectrum Management, Franklin Management, TR Master Fund, TR Management, AA Credit Advisors, AA Credit Management, A-N Credit Management, ACM LLC, ACCM LLC, Capital Management, Capital Management GP, Principal II, Principal II GP, Principal IX, Principal IX GP, Management Holdings and Management Holdings GP , and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers of Principal II GP, the directors of Principal IX GP, and the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:
	Value Master Fund:	0.0%
	Value Advisors:	0.0%
	Value Capital Management:	0.0%
	Value Management:	0.0%
	Value Management GP:	0.0%
	SOMA Fund:	0.3%
	SOMA Advisors:	0.3%
	SOMA Capital Management:	0.3%
	SVF Management:	0.3%
	SVF Management GP:	0.3%

	Centre Street LP:	1.1%
	Centre Street Management:	1.1%
	Credit Strategies:	3.4%
	ST Management:	3.4%
	ST Operating:	3.4%
	ST Capital:	3.4%
	ST Management Holdings:	3.4%
	SK Strategic LP:	0.5%
	SK Strategic Management:	0.5%
	Capital Spectrum:	0.1%
	Capital Spectrum Advisors:	0.1%
	Capital Spectrum Management:	0.1%
	Apollo Franklin:	0.1%
	Franklin Management:	0.1%
	TR Opportunistic:	0.4%
	TR Master Fund:	0.4%
	TR Management:	0.4%
	AA Credit LP:	0.1%
	AA Credit Advisors:	0.1%
	AA Credit Management:	0.1%
	A-N Credit:	2.6%
	A-N Credit Management:	2.6%
	ACM LLC:	0.1%
	ACCM LLC:	0.1%
	Capital Management:	8.2%
	Capital Management GP:	8.2%
	Principal II:	0.5%
	Principal II GP:	0.5%
	Principal IX:	0.1%
	Principal IX GP:	0.1%
	Management Holdings:	8.2%
	Management Holdings GP:	8.2%

The percentage amounts are based on 84,804,518 shares of Common Stock outstanding as of October 30, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2015, plus, where applicable, the shares of Common Stock issuable upon conversion of the 1.5% Convertible Senior Notes due 2016, the 3.0% Convertible Senior Notes due 2016 and the 4.5% Series J Cumulative Convertible Perpetual Preferred Stock of the Issuer.

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons
	(ii)	Shared power to vote or to direct the vote:
	Value Master Fund	0
	Value Advisors:	0
	Value Capital Management:	0
	Value Management:	0

	Value Management GP:	0
	SOMA Fund:	290,861
	SOMA Advisors:	290,861
	SOMA Capital Management:	290,861
	SVF Management:	290,861
	SVF Management GP:	290,861
	Centre Street LP:	955,215
	Centre Street Management:	955,215
	Credit Strategies:	2,934,527
	ST Management:	2,934,527
	ST Operating:	2,934,527
	ST Capital:	2,934,527
	ST Management Holdings:	2,934,527
	SK Strategic LP:	445,688
	SK Strategic Management:	445,688
	Capital Spectrum:	120,895
	Capital Spectrum Advisors:	120,895
	Capital Spectrum Management:	120,895
	Apollo Franklin:	105,565
	Franklin Management:	105,565
	TR Opportunistic:	318,437
	TR Master Fund:	318,437
	TR Management:	318,437
	AA Credit LP:	30,295
	AA Credit Advisors:	30,295
	AA Credit Management:	30,295
	A-N Credit:	2,223,764
	A-N Credit Management:	2,223,764
	ACM LLC:	42,479
	ACCM LLC:	42,479
	Capital Management:	7,425,247
	Capital Management GP:	7,425,247
	Principal II:	411,756
	Principal II GP:	411,756
	Principal IX:	30,295
	Principal IX GP:	30,295
	Management Holdings:	7,425,247
	Management Holdings GP:	7,425,247

(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons
(iv)	Shared power to dispose or to direct the disposition of:
	Value Master Fund:	0
	Value Advisors:	0
	Value Capital Management:	0
	Value Management:	0
	Value Management GP:	0
	SOMA Fund:	290,861
	SOMA Advisors:	290,861
	SOMA Capital Management:	290,861

	SVF Management:	290,861
	SVF Management GP:	290,861
	Centre Street LP:	955,215
	Centre Street Management:	955,215
	Credit Strategies:	2,934,527
	ST Management:	2,934,527
	ST Operating:	2,934,527
	ST Capital:	2,934,527
	ST Management Holdings:	2,934,527
	SK Strategic LP:	445,688
	SK Strategic Management:	445,688
	Capital Spectrum:	120,895
	Capital Spectrum Advisors:	120,895
	Capital Spectrum Management:	120,895
	Apollo Franklin:	105,565
	Franklin Management:	105,565
	TR Opportunistic:	318,437
	TR Master Fund:	318,437
	TR Management:	318,437
	AA Credit LP:	30,295
	AA Credit Advisors:	30,295
	AA Credit Management:	30,295
	A-N Credit:	2,223,764
	A-N Credit Management:	2,223,764
	ACM LLC:	42,479
	ACCM LLC:	42,479
	Capital Management:	7,467,726
	Capital Management GP:	7,467,726
	Principal II:	411,756
	Principal II GP:	411,756
	Principal IX:	30,295
	Principal IX GP:	30,295
	Management Holdings:	7,467,726
	Management Holdings GP:	7,467,726

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☒ WITH RESPECT TO VALUE MASTER FUND, VALUE ADVISORS, VALUE CAPITAL MANAGEMENT, VALUE MANAGEMENT, VALUE MANAGEMENT GP ONLY

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
	Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
	Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 2016

APOLLO VALUE INVESTMENT MASTER FUND, L.P.

By:	Apollo Value Advisors, L.P.
its managing general partner

	By:	Apollo Value Capital Management, LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO VALUE ADVISORS, L.P.

By:	Apollo Value Capital Management, LLC
its general partner

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO VALUE CAPITAL MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO VALUE MANAGEMENT, L.P.

By:	Apollo Value Management GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO VALUE MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SPECIAL OPPORTUNITIES MANAGED ACCOUNT, L.P.

By:	Apollo SOMA Advisors, L.P.
its general partner

	By:		Apollo SOMA Capital Management, LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SOMA ADVISORS, L.P.

By:	Apollo SOMA Capital Management, LLC
its general partner

	By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SOMA CAPITAL MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SVF MANAGEMENT, L.P.

By:	Apollo SVF Management GP, LLC
its general partner

	By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SVF MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CENTRE STREET PARTNERSHIP, L.P.

By:	Apollo Centre Street Advisors (APO DC), L.P.
its general partner

	By:	Apollo Centre Street Advisors (APO DC-GP), LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CENTRE STREET MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC
its investment manager

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ST OPERATING LP

By:	Apollo ST Capital LLC
its general partner

	By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ST CAPITAL LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

ST MANAGEMENT HOLDINGS LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SK STRATEGIC INVESTMENTS, L.P.

By:	Apollo SK Strategic Advisors, L.P.
its general partner

	By:		Apollo SK Strategic Advisors, LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SK STRATEGIC MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.
its sole member

	By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL SPECTRUM FUND, L.P.

By:	Apollo Capital Spectrum Advisors, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL SPECTRUM ADVISORS, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL SPECTRUM MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO FRANKLIN PARTNERSHIP, L.P.

By:	Apollo Franklin Advisors (APO DC), L.P.
its general partner

	By:	Apollo Franklin Advisors (APO DC-GP), LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO FRANKLIN MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO TR OPPORTUNISTIC LTD.

By:	Apollo Total Return Master Fund LP
its sole shareholder

	By:	Apollo Total Return Advisors LP
its general partner

		By:	Apollo Total Return Advisors GP LLC
its general partner

			By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO TOTAL RETURN MASTER FUND LP

By:	Apollo Total Return Advisors LP
its general partner

	By:	Apollo Total Return Advisors GP LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO TOTAL RETURN MANAGEMENT LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ALTERNATIVE CREDIT LONG SHORT FUND, L.P.

By:	Apollo Alternative Credit Long Short Advisors, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ALTERNATIVE CREDIT LONG SHORT ADVISORS, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ALTERNATIVE CREDIT LONG SHORT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO A-N CREDIT FUND (DELAWARE), L.P.

By:	Apollo A-N Credit Advisors (APO FC Delaware), L.P.
its general partner

	By:	Apollo A-N Credit Advisors (APO FC-GP), LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO A-N CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CREDIT MANAGEMENT, LLC

By:	Apollo Capital Credit Management, LLC
its sole member

	By:	Apollo Capital Management, L.P.
its sole member

		By:	Apollo Capital Management GP, LLC
its general partner

			By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL CREDIT MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.
its sole member

	By:	Apollo Capital Management GP, LLC
its general partner

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO PRINCIPAL HOLDINGS II, L.P.

By:	Apollo Principal Holdings II GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO PRINCIPAL HOLDINGS II GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO PRINCIPAL HOLDINGS IX, L.P.

By:		Apollo Principal Holdings IX GP, Ltd.
its general partner

By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO PRINCIPAL HOLDINGS IX GP, LTD.

By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:		Apollo Management Holdings GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President